QUIXOTE CAPITAL MANAGEMENT, LLC

                                  PROXY VOTING

This proxy voting policy is designed to ensure proxies are voted in the clients' best economic interest, when the responsibility for voting client proxies rests with QCM. The Chief Compliance Officer is responsible for voting client proxies.

RECORDKEEPING REQUIREMENTS
QCM will keep the following proxy voting records:

o    These proxy voting polices and procedures;

o    Proxy  statements   received   regarding  client   securities.   Electronic
     statements, such as those maintained on EDGAR or by a proxy voting service, are acceptable;

o    Records of proxy votes cast on behalf of each client;

o Records of client requests for proxy voting information, including a record of the information provided by QCM; and

o Documents prepared by QCM that were material to making the decision of how to vote.

We will keep these records for a minimum of 5 years.


CONFLICTS OF INTEREST

QCM may encounter a material conflict in voting client proxies. QCM has a duty to recognize a material conflict and to resolve the conflict before voting the proxy. For purposes of this policy, material conflicts of interest are defined as those conflicts that, in the opinion of the Chief Compliance Officer, a reasonable investor would view as important in making a decision regarding how to vote a proxy.

Examples of material conflicts include:
         QCM provides investment management services to a company whose management is soliciting proxies; and a QCM employee has a business or personal relationship (such as a close friend or spouse) with a member of executive management, a participant in the proxy contest, or a corporate director of the company.


QCM maintains a listing of all material business conflicts of interests - those business relationships between the firm and other parties that are deemed to be material and may result in a conflict with respect to a future proxy contest. The firm's Chief Compliance Officer will maintain the list of material business conflicts and is responsible for ensuring the list is updated regularly.

All employees are required to disclose all personal and familial relationships that may present a material conflict of interest with respect to a future proxy contest. Employees who are unsure whether a relationship should be disclosed as a material conflict should consult the CCO for guidance.

Unless a client requests otherwise, QCM will take one of the following actions to ensure the proxy voting decision is based on the client's best interests and is not a result of the conflict. Engage an independent party to determine how to vote the proxy;

o    Vote in proportion to other shareholders;

o Refer the proxy to a client or to a representative of the client for voting purposes; or

o Disclose the conflict to the affected clients and seek their consent to vote the proxy prior to casting the vote.


DISCLOSURES TO CLIENTS
A client may request QCM to deliver this Proxy Voting Policy as well as a record of how we have voted that client's proxies.

QCM strives to vote all proxies in the best economic interests of its clients. The decision of how to vote follows the same criteria QCM uses in managing client accounts - to vote for proposals in such a manner that, in QCM's opinion, will increase shareholder value.

In evaluating a particular proxy proposal, QCM takes into consideration, among other items: QCM's determination of how the proxy proposal will impact our clients; The period of time over which shares of the company are expected to be held in the client's portfolio; o The size of the position; o The costs involved in the proxy proposal; and o Management's assertions regarding the proxy proposal.

QCM will generally support management's recommendations on proxy issues, since management's ability is a key factor we consider in selecting equity securities for client portfolios. QCM believes a company's management should generally have the latitude to make decisions related to the company's business operations. However, when QCM believes the company's management is acting in an inconsistent manner with our clients' best interests, we will vote against management's recommendations.